Press Release

Distribute Wednesday April 18, 2007 at 8:00 am EST

Darwin Professional Underwriters Transitions to the Big Board

April 18, 2007 (Farmington, CT)—Darwin Professional Underwriters, Inc. (“Darwin”) (NYSE: DR) today makes a historic move to the New York Stock Exchange (“NYSE”) and celebrates as the first company to list with NYSE Arca and transition to the “Big Board.” Darwin’s ticker symbol, DR, remains unchanged.
Darwin listed with NYSE Arca upon its initial public offering on May 19, 2006. In less than one year, the company has grown to meet the full listing requirements of the NYSE.

“Darwin is proud to have achieved this milestone as a public company,” says Stephen Sills, president and CEO, “and we are equally proud to have had the support of the NYSE over the past year as we make this historic transition.” Jack Sennott, Darwin’s chief financial officer, added “We selected NYSE Arca last year as our listing platform because they offered our growing company the market visibility and flexibility we were seeking. They have been an outstanding partner and we’re thrilled to continue to work with the NYSE in this new capacity.”

Members of Darwin’s senior executive team and board of directors will be visiting the NYSE today to ring the opening bell.

About Darwin Professional Underwriters, Inc.

Darwin is a specialty insurance group based in Farmington, Connecticut. The company is focused on the professional liability insurance market and underwrites directors and officers (“D&O”) liability for public and private companies, errors and omissions (“E&O”) liability insurance, and medical malpractice liability insurance. Darwin member companies include Darwin Professional Underwriters, Inc., Darwin National Assurance Company (DNA), and Darwin Select Insurance Company (Darwin Select). DNA and Darwin Select have earned a financial strength rating of “A- (Excellent)” from A.M. Best Company. Darwin is traded on the NYSE under the ticker symbol, “DR.”
For more information about Darwin, visit www.darwinpro.com.

Media inquiries: Drake Manning (Darwin) at 860-284-1500 or dmanning@darwinpro.com.

###